Exhibit (a)(6)

ABERDEEN AUSTRALIA EQUITY FUND, INC.

ARTICLES SUPPLEMENTARY

Aberdeen Australia Equity Fund, Inc. a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article FIFTH of the charter of Corporation (the “Charter”), the Board of Directors of the Corporation, by duly adopted resolutions, reclassified and designated 10,000,000 shares of authorized but unissued Preferred Stock, $.01 par value per share, as shares of Common Stock, $.01 par value per, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Common Stock as set forth in the Charter.

SECOND: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its President and attested to by its Secretary on this 12th day of May, 2006.

ATTEST:		ABERDEEN AUSTRALIA EQUITY FUND, INC.

By:	/s/ Alan Goodson	By:	/s/ Martin Gilbert	(SEAL)
	Alan Goodson		Martin Gilbert
	Secretary		President

2